THIRD AMENDMENT TO RIGHTS AGREEMENT

        This Third Amendment (the “Amendment”), dated as of December 31, 2004, between REGAL-BELOIT Corporation, a Wisconsin corporation (the “Company”), and EquiServe Trust Company, N.A. (“EquiServe”), to the Rights Agreement between the Company and EquiServe (as successor Rights Agent to BankBoston, N.A. (“BankBoston”)), dated as of January 28, 2000, and as amended by the First Amendment to Rights Agreement, dated as of June 11, 2002 and the Second Amendment to Rights Agreement, dated as of November 12, 2004 (as so amended, the “Rights Agreement”).

W I T N E S S E T H

        WHEREAS, the Company and BankBoston previously entered into the Rights Agreement, pursuant to which BankBoston was appointed to serve as the Rights Agent; and

        WHEREAS, on June 11, 2002, EquiServe became the Rights Agent under the Rights Agreement by operation of Section 21 thereof, and the Company and EquiServe entered into the First Amendment to Rights Agreement, dated as of June 11, 2002, and the Second Amendment to Rights Agreement, dated as of November 12, 2004; and

        WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, (i) the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and

        WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct EquiServe as Rights Agent to execute this Amendment.

        NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

        Section 1. Direction to Rights Agent. The Company hereby directs EquiServe, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

        Section 2. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to EquiServe that (a) he is an “appropriate officer” as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.

        Section 3. Amendments of Rights Agreement. The Rights Agreement shall be amended as follows:

        (a)        Section 9a of the Rights Agreement shall be amended to read in its entirety as follows:

    “a.        The Company covenants and agrees that, at such time as the Company’s Board of Directors (or any such appropriate officer of the Company authorized by the Board of Directors) determines appropriate, it will cause to be reserved and kept available out of its authorized and unissued Common Shares or any authorized and issued Common Shares held in its treasury the number of Common Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7.”

        (b)        Section 21 of the Rights Agreement shall be amended by inserting between the first and second sentences of such section a new second sentence which shall read in its entirety as follows:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”

        (c)        The Rights Agreement shall be amended by adding after Section 34 thereof an new Section 35 which shall read in its entirety as follows:

    “35.        Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

        Section 4. Effectiveness and Continued Effectiveness. The amendment to the Rights Agreement set forth in Section 3 above is effective as of the day and year first above written. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 3 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

        Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

        Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.

        Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year above written.

REGAL-BELOIT CORPORATION
By: /s/ Henry W. Knueppel
Henry W. Knueppel
President and Chief Operating Officer
EQUISERVE TRUST COMPANY, N.A.
By: /s/______________________________
Its: Managing Director